Exhibit 99.1
The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

GENLYTE ANNOUNCES RECORD FIRST QUARTER SALES AND OPERATING PROFIT

Louisville, KY, April 18, 2007. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced record first quarter 2007 net sales of $394.4 million, which increased 19.8% compared to $329.2 million in the first quarter of 2006.

The Company also reported first quarter earnings per share of $1.20 compared to $1.70 for the first quarter of 2006. First quarter net income was $35.0 million compared to $48.6 million last year. The first quarter 2006 net income included a one-time net tax benefit of $24.7 million, or $0.86 per share, related to a change in corporate tax structuring. Excluding this 2006 tax benefit, net income and earnings per share improved 46.2% and 42.9%, respectively. First quarter operating profit of $58.1 million increased 33.4% compared to $43.6 million reported for the first quarter of 2006.

Chairman, President and CEO Larry Powers said, “We are pleased to report first quarter increases in both sales and operating profit. The combination of adding new products and maintaining previously announced price increases helped us achieve higher sales and profit margins for the first quarter.

“Our commercial indoor and outdoor lighting business excluding acquisitions grew moderately at a rate of 8.9% during the quarter but was partially offset by increasing weakness in the Residential segment, which continued to decline during the quarter. For example, one of our residential divisions reported an average sales decrease of 24% for the quarter; however, the run rate deteriorated to 36% below last year for the month of March 2007 compared to March 2006. The Residential segment decreased in total for the quarter by 12.1%, excluding acquisitions. Fortunately, the Residential segment constitutes only about 11% of our overall business, and the growth in the non-residential segments should substantially exceed the weakness in the Residential segment for the foreseeable future.

“We are continuing to experience cost pressures; however, our pricing actions have offset actual or anticipated cost increases for materials such as copper, aluminum, ballasts, steel, zinc coatings, employee benefits, energy, and transportation costs.

“We are pleased that our operating profit margin increased during the first quarter to 14.7% compared to 13.2% last year. The operating profit margin for comparable operations excluding acquisitions increased during the first quarter to 15.9% from 13.2% last year. These margin increases are primarily attributed to the product mix of higher value-added products.”

Vice President and CFO Bill Ferko stated, “Our first quarter 2006 net income and earnings per share results were significantly impacted by the $24.7 million tax provision benefit related to the January 2006 change in corporate tax structure of Genlyte Thomas Group from a partnership status to a corporate status. This 2006 tax benefit was partially offset by $2.0 million of additional tax expense for a foreign dividend of subsidiary earnings.

“During the first quarter, we recognized notable operating expenses totaling $508 thousand related to the closure of JJI’s Greenwich, CT headquarters office, the transfer of production for certain product lines from Franklin Park, IL to Santa Ana, CA, and amortization related to the recent Hanover Lantern acquisition.

“During the quarter we used $15.8---- million cash for operations plus plant and equipment investments compared to the first quarter of last year when we used $20.5 million. The first quarter traditionally has heavy cash needs for tax payments, distributor rebates and incentive compensation payments. In addition, the increase in accounts receivable and inventories from year-end used $27.4 million of cash.

“We closed the first quarter of 2007 with total debt of $158.8 million compared to $146.3 million at the end of the first quarter of 2006. Our total debt less cash and short-term investments (net debt position) was $110.5 million at the end of the first quarter compared to a net debt position of $83.8 at the end of the first quarter of 2006, and a net debt position of $71.2 million at the end of 2006. During the prior twelve months, the company invested a total of approximately $160 million to fund acquisitions.”

To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company has presented a table of adjusted operating results, which includes non-GAAP financial information. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items of operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. The non-GAAP financial information included in this news release has been reconciled to the nearest GAAP measure.

Live audio of Genlyte’s conference call with securities analysts, scheduled for 1:00 p.m. EDT on April 18, can be accessed from the investor relations section of Genlyte’s website http://www.genlyte.com or from http://www.visualwebcaster.com/event.asp?id=39016. An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte sells lighting and lighting accessory products under the major brand names of Alkco, Allscape, Ardee, Canlyte, Capri/Omega, Carsonite, Chloride Systems, Crescent, D’ac, Day-Brite, Gardco, Guth, Hadco, Hanover Lantern, High-Lites, Hoffmeister, Lam, Ledalite, Lightolier, Lightolier Controls, Lumec, Morlite, Nessen, Quality, Shakespeare Composite Structures, Specialty, Stonco, Strand, Thomas Lighting, Thomas Lighting Canada, Vari-Lite, Vista, and Wide-Lite.

Certain statements in this news release, including without limitation expectations as to future sales and operating results, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Words such as “expects,” “anticipates,” “believes,” “plans,” “intends,” “estimates,” “projects,” “forecasts,” “outlook,” and similar expressions are intended to identify such forward-looking statements. The statements involve known and unknown risks, uncertainties, and other factors which may cause the company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: the highly competitive nature of the lighting business; the overall strength or weakness of the economy, construction activity, and the commercial, residential, and industrial lighting markets; the ability to maintain or increase prices; customer acceptance of new product offerings; ability to sell to targeted markets; the performance of our specialty and niche businesses; availability and cost of input materials; work interruption by union employees; increases in energy and freight costs; workers’ compensation, casualty and group health insurance costs; increases in interest costs arising from an increase in rates; the operating results of recent acquisitions; future acquisitions; foreign currency exchange rates; changes in tax rates or laws, and changes in accounting standards. We will not undertake and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

The table below presents a comparison of condensed consolidated statements of income (unaudited and preliminary) for the three months ended March 31, 2007 and April 1, 2006, as well as adjusted net income and adjusted earnings per share for the one-time tax provision benefit in 2006.

	March 31, 2007	April 1, 2006	% Change

Net Sales	$394,390	$329,174	19.8%

Operating Profit	$58,142	$43,577	33.4%

Net Income	$34,965	$48,627	(28.1)%

E.P.S. (1)	$1.20	$1.70	(29.4)%

Average Shares Outstanding (1)	29,020	28,669	1.2%

Tax Provision Benefit (2)	$-	$24,715	100.0%

Adjusted Net Income (2)	$34,965	$23,912	46.2%

Impact of Tax Provision Benefit on E.P.S.	$-	$0.86	100.0%

(1) Fully diluted
(2) The one-time tax provision benefit relating to the change in corporate tax structuring of GTG is provided to present first quarter 2007 results on a more comparable basis with the first quarter of 2006.

The foregoing unaudited figures have been approved by the management of The Genlyte Group Incorporated for official release on the date indicated.